Exhibit 99.1

9503 East 33rd Street Indianapolis, IN 46235-4207 (800) CELADON (317) 972-7000

For more information:
Jeryl Desjarlais                                                                                                                                                                     May 14, 2013
Communications Manager
(317) 972-7070 Direct
jdesjarlais@celadongroup.com

Celadon Group Inc. Extended and Increased to
$200 Million Its Current Credit Facility

Indianapolis - Celadon Group, Inc. (NYSE:CGI) today announced that it has increased its credit facility to $200 million and reset the term on its five-year, revolving credit facility agented by Bank of America.  The facility will continue to be used to provide for ongoing working capital needs and general corporate purposes.  Bank of America served as the Sole Lead Arranger in the facility and Wells Fargo Bank will now serve as the Syndication Agent.  The amended facility matures on May 13, 2018 and currently bears interest at the option of the Company at LIBOR plus 75 basis points or the prime rate plus zero basis points.

Paul Will, President and Chief Executive Officer stated, “We believe the increased line continues to demonstrate our financial strength and the solid support of our banking relationship with Bank of America and Wells Fargo Bank.  We believe the facility allows for growing the business organically and through acquisitions, as well as the capacity to execute our long term financial goals and drive future earnings growth over time.”

Celadon Group Inc. (www.celadongroup.com), through its subsidiaries, primarily provides long-haul, full-truckload freight service across the United States, Canada and Mexico. The company also owns Celadon Logistics Services, which provides freight brokerage; Celadon Dedicated Services, which provides supply chain management solutions, such as warehousing and dedicated fleet services.

This press release may contain forward-looking statements made by the Company that involve risks, assumptions and uncertainties that are difficult to predict. Investors are directed to the information contained in Item 7A (“Quantitative and Qualitative Disclosures About Market Risk”) of Part II of the Company’s Annual Report on Form 10-K, filed with the U.S. Securities and Exchange Commission, for a discussion of the risks that may affect the Company’s future operating results. Actual results may differ.

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